EXHIBIT 8(h)(2)

AMENDMENT No. 4 TO PARTICIPATION AGREEMENT (JANUS)

AMENDMENT NO. 4 TO FUND PARTICPATION AGREEMENT

(Service Shares)

This Amendment (the “Amendment”) to the Fund Participation Agreement (as defined below) is made effective as of August 25, 2011 (“Effective Date”) by and between Janus Aspen Series (the “Trust”) and Transamerica Financial Life Insurance Company, a life insurance company organized under the laws of the State of New York as successor-in-interest to AUSA Life Insurance Company, Inc. (the “Company”).

RECITALS

WHEREAS, the Trust and the Company are parties to a Fund Participation Agreement for Service Shares dated as of September 15, 2000, as amended (the “Agreement”); and

WHEREAS, AUSA Life Insurance Company, Inc. has merged with and changed its name to Transamerica Financial Life Insurance Company; and

WHEREAS, the parties wish to further amend the Agreement as set forth below.

AMENDMENT

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	The name of the company on the Agreement shall be changed from AUSA Life Insurance Company, Inc. to Transamerica Financial Life Insurance Company.

2.	Assignment. The parties consent to an assignment of the responsibilities of the former AUSA Life Insurance Company, Inc. to Transamerica Financial Life Insurance Company.

3.	Schedule A of the Agreement is hereby deleted in its entirely and replaced with the revised Schedule A attached to this Amendment.

4.	The following shall be added to the end of Article I of the Agreement:

“1.10 All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding minimum account sizes, market timing and excessive trading. In addition, the Company acknowledges that the Trust has the right to refuse any purchase order if the Trust determines it is in violation of the Trust’s stated policies. The Company shall use its commercially reasonable best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Shares, particularly those related to market timing. The Company acknowledges that orders accepted by it in violation of the Trust’s stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation. The Trust or its agent shall notify the Company of such cancellation prior to 12:00 p.m. EST on the next following Business Day after any such cancellation.

1.11 The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis. As evidence of its compliance, upon request, the Company shall provide annual certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding “forward pricing” and the handling of mutual fund orders on a timely basis.”

5.	The following shall be added to the end of Article III of the Agreement:

“3.10 Each party to the Agreement represents and warrants that it is currently in compliance and will remain in compliance with all applicable state and federal anti-money laundering laws, regulations, and requirements. In addition, each party to the Agreement represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.”

6.	A new Article IX shall be added as follows:

“ARTICLE IX

Confidential Information

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a summary of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts, as may be amended from time to time, relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.”

7.	A new Article X shall be added as follows:

“ARTICLE X

Summary Prospectus

Should the Trust and the Company desire to distribute the prospectuses of the funds within the Trust pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

10.1 For purposes of this Article X, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

10.2 The Trust shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Agreement requires that the Trust provide the Company with Statutory Prospectuses. If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Trust shall provide the Company with a revised Summary Prospectus.

10.3 The Trust shall be responsible for compliance with Rule 498(e).

10.4 The Trust represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its series. The Trust further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

10.5 The Trust agrees that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Trust and series’ documents required to be posted in compliance with Rule 498. The Trust shall promptly post notification on the Landing Page of any interruptions in availability of this Landing Page and will promptly notify the Company of any interruptions that exist or are expected to exist for more than 48 hours excluding weekends or holidays. Such Landing Page will contain the investment options available under the Agreement.

10.6 The Trust represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving policyholder/contract owner requests for additional Fund documents made directly to the Trust or one of its affiliates. The Trust further represents and warrants that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents or to comply with applicable law or a request from a governmental or regulatory body.

10.7 The Company represents and warrants that it will respond to requests for additional fund documents made by policyholders/contract owners directly to the Company or one of its affiliates.

10.8 Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

10.9 If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust will provide the Company with at least 60 days’ advance notice of its intent.

10.10 The Parties agree that the Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Trust reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

10.11 The Parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Article as applicable.”

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the Effective Date.

JANUS ASPEN SERIES		TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/Stephanie Grauerholz-Lofton	By:	/s/Arthur D. Woods
Name:	Stephanie Grauerholz-Lofton	Name:	Arthur D. Woods
Title:	Vice President	Title:	Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded By Separate Account
Separate Account VA BNY	Transamerica LandmarkSM NY Variable Annuity(aka “Transamerica LandmarkSM Select NY”)

Separate Account VA YNY	Flexible Premium Variable Annuity – N, under the marketing name “Transamerica AxiomSM NY Variable Annuity”

Separate Account VA WNY	Flexible Premium Variable Annuity – H, under the marketing name “Transamerica LibertySM NY Variable Annuity”